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                                        FOR IMMEDIATE RELEASE

                                        Contact:  James A. MacCutcheon
                                                  Executive Vice President
                                                  CFO & Treasurer
                                                  (301) 979-5001

                                                  A.B. Albritton
                                                  Vice President,
                                                  Corporate Relations
                                                  (301) 979-5032

               CHOICE HOTELS SHAREHOLDERS APPROVE SEPARATION OF
                    FRANCHISING AND REAL ESTATE BUSINESSES

     Company Receives IRS Ruling That Spin-Off is Tax-Free to Shareholders

          Real Estate Company Called Sunburst Hospitality Corporation;
                            Board of Directors Named

     SILVER SPRING, MD. (SEPT. 16, 1997)--Choice Hotels International, Inc. (NYSE:CHH) today announced that its Board of Directors and shareholders have approved the previously announced separation of its franchising business from its hotel real estate business through a tax-free spin-off of the franchising business to Company shareholders.

     The Board set Oct. 15, 1997, as the date of the distribution. On that date, Choice Hotels shareholders of record at the close of business on Oct.7, 1997, will receive one share of stock in Choice Hotels Franchising, Inc., the new franchising company, for every share of Choice Hotels common stock. At the time of the distribution, the franchising company will adopt the name Choice Hotels International, Inc. as well as the NYSE symbol "CHH," and the Company will change its name to Sunburst Hospitality Corporation and will continue to be listed on the NYSE under the new symbol "SNB." The Company has received a ruling from the Internal Revenue Service that the spin-off will be tax-free to shareholders. However, the spin-

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off remains subject to certain conditions which must be satisfied prior to the
Oct. 7 record date.

     After completion of the spin-off, Choice Hotels International will remain the world's second-largest franchisor with 4,164 hotels open or under development, representing 355,127 rooms in 33 countries and marketed under the Comfort, Quality, Econo Lodge, Sleep Inn, Clarion, Rodeway Inn and MainStay Suites brands. In fiscal 1997, total Choice system sales were in excess of $2.7 billion and its reported revenues were approximately $430 million.

     Sunburst Hospitality will be Choice's largest franchisee. Choice's real estate unit, which in 1992 had a portfolio of 12 hotels, currently owns and operates a portfolio of 72 domestic hotels and another 20 hotels currently under construction or in development. All of Sunburst's hotels are flagged with Choice brands and operate in one of the three principal segments of the lodging industry: all suite, full service and limited service. On a pro forma basis, Sunburst generated approximately $168 million in revenues in fiscal 1997.

     Sunburst will focus on optimizing the operation performance of its existing portfolio, capitalizing on expected growth of the mid-price, extended stay all-suite segment with MainStay Suites, developing other consumer-focused products such as Sleep Inns, and pursuing opportunistic acquisitions of existing hotels.

     Choice Chairman Stewart Bainum, Jr., said, "The purpose of the spin-off is to create two focused companies, one in franchising and one in real estate, thereby unlocking the value in both for the near and long term. Both Choice and Sunburst, under the leadership of Bill Floyd and Don Landry respectively, are well positioned for growth and profitability in the years ahead."

SUNBURST ONE-FOR-THREE REVERSE STOCK SPLIT

     The Board and shareholders also approved a one-for-three reverse stock split of Sunburst to be effected immediately following the Oct. 15, 1997, distribution. In the reverse stock split, each three shares of Company common stock will be exchanged for one share of Sunburst

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common stock.

     As a result, the outstanding shares of Sunburst will be reduced from approximately 60 million to approximately 20 million. The reverse stock split will not affect the new Choice Hotels, which is expected to have approximately 60 million shares outstanding upon the spin-off.

SUNBURST/CHOICE BOARDS NAMED

     The Company also announced that upon the spin-off, the Sunburst Board will include Stewart Bainum, Jr., Chairman and CEO of Manor Care; Stewart Bainum, Vice Chairman of Manor Care; Frederic V. Malek, Chairman of Thayer Capital Partners; Paul A. Gould, Managing Director of Allen & Company Incorporated; Donald J. Landry, proposed CEO of Sunburst; and Carole Y. Prest, Vice President, Corporate Strategic Planning of Manor Care.

     Bainum, Jr., Bainum and Malek will also serve on the Board of the new Choice Hotels along with James H. Rempe, Senior Vice President and General Counsel of Manor Care. The following current members of the Company's Board will resign and join the new Choice Hotels board: William R. Floyd, CEO of Choice Hotels; Barbara Bainum, President of Commonweal Foundation; Jerry Robertson, retired Executive Vice President, 3M Life Science Sector and Corporate Services; Robert C. Hazard, Jr., Chairman of Creative Hotels, LLC; and Gerald W. Petitt, President and CEO of Creative Hotels Associates, LLC.

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